EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ConnectOne Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Other	450,000(2)	$14.07(3)	$6,331,500	$110.20 per $1,000,000	$697.73
Total Offering Amounts							$697.73
Total Fee Offsets							$697.73
Net Fee Due							$697.73

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable under the 2017 Equity Compensation Plan, as amended (the “2017 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding common shares.

(2)

Represents 450,000 additional common shares reserved for issuance under the 2017 Plan, which shares became available for issuance pursuant to approval of the amendment thereto by the Registrant’s shareholders on May 23, 2023.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.07 per share, the average of the high and low prices of the Registrant’s common shares as reported on The Nasdaq Global Select Market on May 25, 2023.